SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

July 28, 2003
(Date of earliest event reported)

COMMERCIAL CAPITAL BANCORP, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-50126 (Commission File Number)	33-0865080 (IRS Employer Identification No.)

One Venture, 3rd Floor, Irvine, California (Address of principal executive offices)	92618 (Zip Code)

(949) 585-7500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Item 7.

Financial Statements, Pro Forma Financial Information and Exhibits

(a)

Not applicable.

(b)

Not applicable.

(c)

The following exhibit is included with this Report:

Exhibit 99.1 Press Release dated July 28, 2003.

Item 12.

Regulation FD Disclosure

On July 28, 2003, Commercial Capital Bancorp, Inc. announced by press release its earnings for the quarter ended June 30, 2003. A copy of the press release is attached hereto as Exhibit 99.1. The information contained in this Report on Form 8-K is furnished pursuant to Item 12.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMMERCIAL CAPITAL BANCORP, INC.
By:	/s/ Stephen H. Gordon

Stephen H. Gordon Chairman of the Board and Chief Executive Officer

Date: July 28, 2003

Contact: Stephen H. Gordon	Chairman & CEO	Telephone: (949) 585-7500
Christopher G. Hagerty	EVP & CFO	Facsimile: (949) 585-0174

COMMERCIAL CAPITAL BANCORP, INC. ANNOUNCES RECORD SECOND
QUARTER EARNINGS OF $0.30 PER SHARE ON NET INCOME OF $4.7 MILLION

TOTAL ASSETS REACH $1.4 BILLION AND EFFICIENCY RATIO DECLINES TO 29%

Irvine, CA – July 28, 2003 – Commercial Capital Bancorp, Inc. (“CCBI” or the “Company”), (NASDAQ: “CCBI”), the holding company for Commercial Capital Bank (the “Bank”), Commercial Capital Mortgage, Inc. (“CCM”), ComCap Financial Services, Inc. (“ComCap”), and Commercial Capital Asset Management, Inc. (“CCAM”) announced today record net income of $4.7 million, or $0.30 per diluted share, for the second quarter ended June 30, 2003, an increase of 100% and 25%, respectively, from $2.3 million and $0.24 per diluted share, for the second quarter of 2002. The Company’s net income for the six-month period ended June 30, 2003 was $8.9 million, or $0.59 per diluted share, an increase of 130% and 44%, respectively, from $3.9 million and $0.41 per diluted share, for the six-month period ended June 30, 2002. CCBI’s return on average equity and return on average assets for the second quarter of 2003 was 21.08% and 1.48%, respectively, compared to 20.60% and 1.70%, for the first quarter of 2003. CCBI’s return on average equity and return on average assets for the six-month period ended June 30, 2003 now stands at 20.85% and 1.58%, respectively.

Stephen H. Gordon, Chairman and Chief Executive Officer, stated, “The second quarter’s improved financial performance was highlighted again by strong growth in core components of the Company’s balance sheet, with no compromise to asset quality. Higher earnings per share resulted from the growth in net income more than compensating for the increase in weighted average shares outstanding. The previously announced realignment of our lending operations, which enables the Bank to retain up to 100% of its loan originations, is resulting in the Company experiencing significant growth in net interest income driven by record growth in loans held for investment. We believe the benefits of the realignment will include sustainable financial improvements in future quarters as we strategically transition proceeds from sales of and cash flows received from front-loaded growth in lower yielding mortgage backed securities into the Company’s higher yielding loan originations.” Gordon added, “During the quarter, we continued to proactively manage the Company’s balance sheet with particular focus on extending the duration of our deposits and borrowings, while lowering our cost of funds. The Company’s efficiency ratio declined further to 29%, as strong revenue growth continued to outpace lower growth in expenses.

($ in 000’s, except per share data)	Q2 2003	Q1 2003	Q2 2002	Year to Date 6/30/2003	Year to Date 6/30/2002

Net income	$4,675	$4,239	$2,332	$8,914	$3,877
Basic EPS	0.32	0.30	0.26	0.62	0.43
Diluted EPS	0.30	0.28	0.24	0.59	0.41
Net interest income	9,999	8,064	5,021	18,063	9,015
Net interest margin	3.29%	3.39%	3.46%	3.34%	3.54%
Noninterest income	$3,034	$3,215	$1,420	$6,249	$2,493
Noninterest expense	4,574	3,545	2,170	8,119	4,032
Total revenues	19,332	16,606	10,706	35,938	18,935
Return on average equity	21.08%	20.60%	29.94%	20.85%	25.82%
Return on average assets	1.48	1.70	1.54	1.58	1.46
Efficiency ratio	29.18	30.08	33.69	29.60	35.04

1/11

Some of the Company’s second quarter 2003 highlights and achievements include:

•

The Company’s consolidated assets increased 20% to $1.4 billion at June 30, 2003, from $1.2 billion at March 31, 2003, and 117% from $649.1 million, at June 30, 2002. Average assets increased 26% to $1.3 billion for the second quarter of 2003, from $1.0 billion for the first quarter of 2003, and 108% from $604.6 million for the second quarter 2002. Total assets grew at an annualized growth rate of 81% during the second quarter of 2003.

•

The Company’s loans held for investment increased 22% to $697.0 million at June 30, 2003, from $572.8 million at March 31, 2003, and 109% from $333.9 million, at June 30, 2002. The Company retained 76% of its loan originations during the second quarter of 2003, compared to 49% during the first quarter of 2003 and 36% of its loan originations during the second quarter of 2002. Total loans held for investment grew at an annualized growth rate of 87% during the second quarter of 2003. As a result of the previously announced realignment of the Company’s lending operations, the Company anticipates retaining a greater percentage of its loan fundings than it was able to prior to the realignment.

•

The Company’s total deposits increased 30% to $529.6 million at June 30, 2003, from $408.0 million at March 31, 2003, and 107% from $256.2 million at June 30, 2002. Transaction accounts increased 24% to $292.0 million at June 30, 2003, from $234.8 million at March 31, 2003, and 299% from $73.3 million at June 30, 2002. Money market deposits increased 25% to $278.5 million at June 30, 2003, from $222.2 million at March 31, 2003, and 329% from $64.9 million at June 30, 2002. Total deposits grew at an annualized growth rate of 119% during the second quarter of 2003.

•

The Company’s total revenues, defined as interest income plus noninterest income, increased 16% to $19.3 million for the second quarter of 2003, from $16.6 million for the first quarter of 2003, and 81% from $10.7 million for the second quarter of 2002. Total revenues grew at an annualized growth rate of 66% during the second quarter of 2003.

•

The Company’s efficiency ratio declined to 29.18% for the second quarter of 2003, from 30.08% for the first quarter of 2003, and 33.69% for the second quarter of 2002. The Company defines its efficiency ratio as general and administrative expenses as a percentage of net interest income and noninterest income. General and administrative expenses as a percentage of average assets declined to 1.21% for the second quarter of 2003 from 1.36% for the first quarter of 2003, and 1.44% for the second quarter of 2002.

•

The Company’s net income increased 10% to $4.7 million for the second quarter of 2003, from $4.2 million for the first quarter of 2003, and 100% from $2.3 million for the second quarter of 2002. Net income grew at an annualized growth rate of 41% during the second quarter of 2003. The Company’s return on average equity increased to 21.08% for the second quarter of 2003, from 20.60% for the first quarter of 2003.

•

The Company’s banking subsidiary, Commercial Capital Bank, was the fastest growing bank in California for the 36-month period ended March 31, 2003, according to data available from the FDIC website www.fdic.gov. Additionally, the Company was the third largest originator of multi-family loans in California for the 12-month period ended March 31, 2003, according to information available from Dataquick Information Systems.

NET INTEREST INCOME

The Company’s net interest income increased 99% and 100% to $10.0 million and $18.1 million for the three and six-month periods ended June 30, 2003, respectively, from $5.0 million and $9.0 million for the three and six-month periods ended June 30, 2002, respectively. The Company’s net interest margin was 3.29% and 3.34% for the three and six-month periods ended June 30, 2003, respectively, compared to 3.46% and 3.54% for the three and six-month periods ended June 30, 2002, respectively.

2/11

The Company’s interest rate spread and net interest margin for the first quarter ended March 31, 2003 were 3.23% and 3.39%, respectively. The decline in interest rate spread and net interest margin from the first quarter to the second quarter of 2003 was due to the purchase of lower-yielding mortgage-backed securities to further leverage the capital raised in the Company’s recent IPO, thereby increasing the Company’s net income, earnings per share and return on average equity. The Company anticipates net interest income expansion as it strategically transitions proceeds from sales of and cash flows received from the front-loaded growth in lower yielding mortgage-backed securities into the Company’s higher yielding loan originations.

The Company’s yield on interest earning assets decreased to 5.36% and 5.48% for the three and six-month periods ended June 30, 2003, respectively, compared to 6.40% and 6.45% for the three and six-month periods ended June 30, 2002, respectively. The Company’s cost of interest bearing liabilities decreased to 2.19% and 2.28% for the three and six-month periods ended June 30, 2003, respectively, compared to 3.04% and 3.05% for the three and six-month periods ended June 30, 2002, respectively. The Company’s cost of funds, which includes the effect of noninterest bearing deposits, decreased to 2.17% and 2.27% for the three and six-month periods ended June 30, 2003, respectively, compared to 3.01% for both the three and six-month periods ended June 30, 2002. The decline in asset yields during the second quarter of 2003 reflects the effects of growing the Company’s balance sheet through the origination of new adjustable rate loans and the acquisition of additional mortgage-backed securities issued or guaranteed by U.S. government-sponsored enterprises. Almost all of the Company’s loans have interest rate floors. The decline in the cost of interest-bearing liabilities during the second quarter of 2003 reflects the Company’s ability to proactively lower its rate of interest paid on money market and other deposits, as well as to utilize lower cost, longer duration borrowings, primarily obtained through FHLB advances, while prepaying shorter duration, higher costing FHLB advances.

During the second quarter of 2003, the Company continued to take proactive steps in managing its net interest margin through the lowering of the cost and extending the duration of its interest bearing liabilities. The Company accomplished this by utilizing gains on sales of securities to offset penalties incurred through the early extinguishment of higher costing fixed rate advances from the FHLB and replacing them with lower costing, longer duration, fixed rate advances. In early April, the Company prepaid $20 million of fixed rate FHLB advances, and replaced those advances at a 129 basis points savings, and in early May, the Company prepaid an additional $20 million of fixed rate FHLB advances, and replaced those advances at a 201 basis points savings. The Company also changed the composition of its borrowings by reducing repurchase agreements by $65.6 million, and replacing them with longer duration, lower costing, fixed rate FHLB advances. The Company cut the rate of interest paid on its money market accounts in mid-April, mid-May, and early June for a cumulative reduction of 30 basis points on balances of $50,000 or more. The Company had an average balance of money market deposits of $256.9 million during the second quarter of 2003. The full impact of these transactions will be seen in the third quarter of 2003. The Company also continued to benefit from the growth and changing mix of its time deposits through the extension of duration and lowering of interest costs during this unprecedented interest rate environment.

NONINTEREST INCOME

Noninterest income increased 114% and 151% to $3.0 million and $6.2 million for the three and six-month periods ended June 30, 2003, respectively, compared to $1.4 million and $2.5 million for the three and six-month periods ended June 30, 2002, respectively. The Company’s noninterest income included gains on sales of securities of $1.5 million and $3.2 million for the three and six-month periods ended June 30, 2003, respectively, compared to $56,000 for both the three and six-month periods ended June 30, 2002.

The Company’s noninterest income for the three-month period ended June 30, 2003 also included $571,000 of cash gains on sales of loans, $285,000 in net mortgage banking fees, and $661,000 in other fees including miscellaneous banking, trust and securities brokerage fee income. The gain on sales of loans represents cash gains received on sales to third parties. The reduction in gain on sales of loans, despite the increase in originations for the three-month period ended June 30, 2003 compared to the same 2002 period, reflects the Company’s ability to now retain a greater percentage of its originations.

3/11

NONINTEREST EXPENSES

The Company’s efficiency ratio declined to 29.18% and 29.60% for the three and six-month periods ended June 30, 2003, respectively, compared to 33.69% and 35.04% for the three and six-month periods ended June 30, 2002, respectively. General and administrative expenses declined to 1.21% and 1.28% of total average assets for the three and six-month periods ended June 30, 2003, respectively, compared to 1.44% and 1.52% for the three and six-month periods ended June 30, 2002, respectively.

The Company’s general and administrative expenses totaled $3.8 million and $7.2 million for the three and six-month periods ended June 30, 2003, respectively, compared to $2.2 million and $4.0 million for the three and six-month periods ended June 30, 2002, respectively. The increase during the three-month period ended June 30, 2003 compared to the three-month period ended June 30, 2002 is primarily due to higher personnel and occupancy costs related to the growth of the Company, severance costs and higher legal and other professional costs due to the Company being a public entity starting in December 2002. During the three and six-month periods ended June 30, 2003, the Company recorded $771,000 and $923,000, respectively, in costs associated with the early extinguishment of fixed rate FHLB advances.

INCOME TAXES

The Company’s effective tax rate was 39.93% and 40.20% for the three and six-month periods ended June 30, 2003, respectively, compared to 41.38% and 41.80% for the three and six-month periods ended June 30, 2002, respectively. The decline in the Company’s effective tax rate includes the realization of tax benefits from certain multi-family and commercial real estate loans located in California Enterprise Zones, as well as the recognition of affordable housing tax credits.

BALANCE SHEET

The Company had total consolidated assets of $1.4 billion at June 30, 2003, an increase of 20% and 117% from $1.2 billion and $649.1 million at March 31, 2003 and June 30, 2002, respectively. The increase in assets during the second quarter of 2003 was primarily due to a $124.1 million increase in its loans held for investment portfolio and a $134.3 million increase in its securities portfolio. The Company experienced its largest increase in loans held for investment during the second quarter of 2003 due to the realignment of its lending operations in April of 2003, as the Company retained 76% of its loan originations. Total loans, which include loans held for investment and loans held for sale, net of allowances, totaled $751.8 million, an increase of 16% and 98% from $649.8 million and $378.9 million at March 31, 2003 and June 30, 2002, respectively. Additionally, the Company increased its securities portfolio to $581.2 million, an increase of 30% and 155% from $446.9 million and $228.2 million at March 31, 2003 and June 30, 2002, respectively.

The Company’s deposits totaled $529.6 million at June 30, 2003, an increase of 30% and 107% from $408.0 million and $256.2 million at March 31, 2003 and June 30, 2002, respectively. The increase in deposits from June 30, 2002 is primarily attributable to the growth of the Bank’s money market accounts and time deposits. The Company continued to successfully mature the composition of its deposit base as the focus on attracting money market deposits resulted in transaction accounts now accounting for more than 55% of total deposits at June 30, 2003 versus 29% at June 30, 2002. Of the Company’s money market deposits at June 30, 2003, the majority was from Orange, Los Angeles and Riverside counties, with business deposits accounting for $53.8 million or 19% of the total. The Company continues to focus on attracting money market deposits and other transaction accounts, which increased $57.2 million to $292.0 million, or 24% during the quarter. The Company’s time deposits totaled $237.6 million at June 30, 2003, an increase of 37% and 30% from $173.3 million and $182.9 million at March 31, 2003 and June 30, 2002, respectively.

Borrowings totaled $765.5 million, an increase of 18% and 116% from $648.7 million and $355.1 million at March 31, 2003 and June 30, 2002, respectively. FHLB advances totaled $606.7 million, an increase of 49% and 251% from $408.1 million and $173.0 million at March 31, 2003 and June 30, 2002, respectively. During the quarter, the Company utilized the opportunity presented by the unprecedented low interest rate environment to lower the cost and extend the duration of its liabilities at extraordinarily low rates, in anticipation that rates may rise in the future. Repurchase agreements totaled $68.8 million, a decrease of 49% and 35% from $134.5 million and $106.7 million at March 31, 2003 and June 30, 2002, respectively. The Company’s loans held for sale were funded by a warehouse line of credit.

4/11

Stockholders’ equity totaled $91.3 million, an increase of 8% and 173% from $84.8 million and $33.4 million at March 31, 2003, and June 30, 2002, respectively. In addition, the capital ratios of Commercial Capital Bank continued to exceed federal regulatory requirements for classification as a “well-capitalized” institution, the highest regulatory standard.

LOAN ORIGINATIONS AND PORTFOLIO ASSET QUALITY

The Company’s consolidated loan originations during the second quarter of 2003 totaled $207.1 million, primarily consisting of multi-family and commercial real estate loans, compared to $179.1 million for the second quarter of 2002. The Company’s loan originations increased 29% to a record $474.1 million during the six-month period ended June 30, 2003, from $368.3 million for the six-month period ended June 30, 2002. During the second quarter of 2003, loans funded by the Company to facilitate refinancing transactions declined to 59% of total multi-family and commercial real estate fundings, compared to 65% during the first quarter of 2003, which primarily consist of loans at other financial institutions. It is the Company’s belief that its loan origination volumes are driven by the continued maturation of its franchise and less a result of the interest rate environment. The Company has originated, from its inception through June 30, 2003, approximately $2.5 billion in loans.

The realignment of the Company’s lending operations, which occurred on April 1, 2003, resulted in the Bank becoming the originator of most of the Company’s loans, and enabled the Bank to hold a significantly increased percentage of the Company’s loan originations. The Company retained for investment a record $157.8 million or 76% of its consolidated originations for the second quarter ended June 30, 2003, compared to $131.1 million or 49% for the first quarter ended March 31, 2003, and $63.8 million or 36% for the second quarter of 2002. CCM continues to actively maintain and utilize its independent, third-party provided, warehouse line of credit to fund and sell those loans which the Bank elects to assign to CCM for reasons which may include the Bank’s loans to one borrower limits, capital constraints, geographic concentrations or for other reasons as determined by management.

The Company’s average loan size for both the multi-family and commercial real estate loans held for investment portfolios at June 30, 2003 was $1.2 million. At June 30, 2003, the Company’s multi-family real estate loans held for investment, at origination, had a weighted average loan to value of 69.2%, and a weighted average debt coverage ratio of 1.29, and commercial real estate loans, at origination, had a weighted average loan to value of 65.6%, and a weighted average debt coverage ratio of 1.35. The Company had one nonaccrual loan with a $205,000 outstanding balance as of June 30, 2003, which is the only nonperforming asset at that date, and is currently performing in accordance with its restructuring agreement. The Company’s overall asset quality remained sound with no nonperforming or more than 30 days past due multi-family or commercial real estate loans as of June 30, 2003. The Company added $677,000 to the allowance for loan losses during the second quarter of 2003, increasing the allowance for loan losses to $4.0 million.

CCBI, headquartered in Irvine, CA, is a multifaceted financial services company which provides financial services to meet the needs of its client base, which includes income-property real estate investors, middle market commercial businesses, and high net-worth individuals, families and professionals. At June 30, 2003, CCBI had total assets of $1.4 billion, was the 3rd largest multi-family lender in California during the 12 months ended March 31, 2003 (source: Dataquick Information Systems) and has originated approximately $2.5 billion in multi-family and commercial real estate loans through June 30, 2003. Commercial Capital Bank, the Company’s bank subsidiary, was the fastest growing banking organization in California, based on percentage growth in total assets over the 36 months ended March 31, 2003 (source: www.fdic.gov). The Bank has full service banking offices located at the Company’s headquarters in Irvine, Rancho Santa Margarita, Riverside, and loan origination offices in Sacramento, Corte Madera (Marin County), Oakland, Burlingame, Woodland Hills, Encino, Los Angeles, Irvine, and San Diego, CA, and plans to open a banking office in La Jolla, CA in September of 2003. Commercial Capital Mortgage, Inc., the Company’s mortgage banking subsidiary, funds and sells those loans which the Bank elects to assign to CCM. ComCap Financial Services, Inc., the Company’s NASD registered broker dealer, provides fixed income and mortgage-backed securities advisory and brokerage services to corporations, high net-worth individuals and other financial institutions. Commercial Capital Asset Management, Inc., the Company’s asset management subsidiary, provides asset management services to alternative investment funds, made available to accredited investors.

5/11

CONFERENCE CALL AND WEBCAST INFORMATION

Analysts and investors may listen to a discussion of the second quarter of 2003 performance and participate in the question/answer session either by dialing the phone number listed below, or through viewing a live video webcast of the discussion accessed through a link on the home page of the Company’s website at www.commercialcapital.com. The multimedia webcast enables participants to listen to the discussion and simultaneously view the video broadcast, tables, charts, an outline of the performance highlights, and submit questions for live response from the hosts. Either Real Media or Windows Media player is required for viewing the video webcast.

Conference Call
Date: Monday, July 28, 2003
Time: 7:30 a.m. PDT (10:30 a.m. EDT)
Phone Number (800) 884-5695 Access Code: 38858132

Webcast
Date: Monday, July 28, 2003
Time: 7:30 a.m. PDT (10:30 a.m. EDT)
Webcast URL: www.commercialcapital.com
Real Media or Windows Media player required

Replay information: for those who are unable to participate in the call or webcast, an archive of the webcast will be available on the Company’s site at www.commercialcapital.com beginning approximately 2 hours following the end of the call. The archive will be available until September 7, 2003.

It is recommended that participants dial into the call, or log in to the webcast, approximately 5 to 10 minutes prior to the event.

This Press Release and aforementioned webcast may include forward-looking statements (related to each company’s plans, beliefs and goals), which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. CCBI undertakes no obligation to revise or publicly release any revision to these forward-looking statements.

6/11

COMMERCIAL CAPITAL BANCORP, INC.
UNAUDITED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
(Dollars in Thousands, except per share data)

	JUNE 30, 2003	JUNE 30, 2002

ASSETS
Cash and Bank Accounts	$2,218	$5,058
Fed Funds	—	700
Securities
MBS - Held To Maturity	—	2,053
MBS - Available For Sale	581,106	226,007
Other Investments - Available For Sale	101	102

Total Securities	581,207	228,162
FHLB Stock	30,282	9,515
Loans Held for Investment
Single Family	3,239	5,242
Multifamily	610,202	283,634
Commercial Real Estate	78,620	36,910

Total Real Estate Loans	692,061	325,786
Business Loans	3,094	4,415
Business & Consumer Lines of Credit	6,185	5,430
Consumer Loans	79	68

Total Loans	701,419	335,699
Premiums on Loans Purchased	115	214
Unearned Net Loan Fees and Discounts	(577)	(96)
Allowance for Loan Losses	(4,002)	(1,921)

Total Loans Held for Investment, Net	696,955	333,896
Loans Held for Sale	54,890	45,028
Fixed Assets - net	1,023	466
Foreclosed Assets	—	—
Accrued Interest Receivable	5,622	2,942
Goodwill	13,035	13,014
Other Assets	26,589	10,335

TOTAL ASSETS	$1,411,821	$649,116

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand Deposit	$9,916	$6,302
Money Market	278,542	64,934
Savings	3,553	2,040

Total Transaction Deposits	292,011	73,276
Retail Time Deposits	189,433	159,847
Broker Time Deposits	48,123	23,042

Total Time Deposits	237,556	182,889

Total Deposits	529,567	256,165
Borrowings
FHLB Advances	606,733	172,974
Securities Sold Under Agreements to Repurchase	68,840	106,689
Trust Preferred Securities	35,000	35,000
Warehouse Lines of Credit	54,967	40,409

Total Borrowings	765,540	355,072
Other Liabilities	25,368	4,468

TOTAL LIABILITIES	1,320,475	615,705
STOCKHOLDERS’ EQUITY	91,346	33,411

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,411,821	$649,116

	JUNE 30, 2003	JUNE 30, 2002

Operating Data
Performance Ratios and Other Data:
Equity to assets at end of period	6.47%	5.15%
Tangible equity to assets at end of period	5.55	3.14
Nonperforming assets	$205	$—
Net charge-offs	—	—
Allowance for loan losses to total loans held for investment at end of period	0.57%	0.57%
Per Share Data
Common shares outstanding at end of period	14,637,864	8,964,868
Book value per share	$6.24	$3.73
Tangible book value per share	5.35	2.28

7/11

COMMERCIAL CAPITAL BANCORP, INC.
UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in Thousands, except per share data)

	THREE MONTHS ENDED

	JUNE 30, 2003	JUNE 30, 2002

Interest Income
Real Estate Loans	$10,154	$5,866
Other Loans	155	195
Investments	5,989	3,225

Total Interest Income	16,298	9,286
Interest Expense
Deposits	2,540	1,394
FHLB Advances	2,557	1,512
Repurchase Agreements	384	500
Trust Preferred Securities	448	520
Warehouse Line Advances	370	339

Total Interest Expense	6,299	4,265

Net Interest Income	9,999	5,021
Provision for Loan Losses	677	293

Net Interest Income after Provision for Loan Losses	9,322	4,728
Noninterest Income
Gain on Sale of Loans	571	1,118
Mortgage Banking Fees	285	67
Banking and Servicing Fees	383	58
Trust Fees	96	48
Bank-owned life insurance income	145	73
Securities Brokerage Fees	37	—
Gain on Sale of Securities	1,517	56

Total Noninterest Income	3,034	1,420
Noninterest Expenses
Compensation and Benefits	2,127	1,085
Severance	241	—
Non-Cash Stock Compensation	145	35
Occupancy	205	148
General Operating	1,085	902

Total G&A Expenses	3,803	2,170
Early Extinguishment of Debt	771	—

Total Noninterest Expenses	4,574	2,170

Income Before Taxes	7,782	3,978
Income Tax Expense	3,107	1,646

Net Income	$4,675	$2,332

	THREE MONTHS ENDED

	JUNE 30, 2003	JUNE 30, 2002

Operating Data
Performance Ratios and Other Data:
Earnings per share - Basic	$0.32	$0.26
Earnings per share - Diluted	0.30	0.24
Weighted average shares outstanding — Basic	14,565,512	8,950,628
Weighted average shares outstanding — Diluted	15,435,813	9,617,546
Return on average assets	1.48%	1.54%
Return on average stockholders’ equity	21.08	29.94
Interest rate spread	3.17	3.36
Net interest margin	3.29	3.46
Efficiency ratio	29.18	33.69
G&A to average assets	1.21	1.44
Effective tax rate	39.93	41.38
Total loan originations	$207,128	$179,126
Loans originations retained in portfolio	157,803	63,816
Average assets	1,259,882	604,586
Average interest-earning assets	1,215,768	579,968
Average interest-bearing liabilities	1,154,442	562,775
Average stockholders’ equity	88,729	31,151

8/11

COMMERCIAL CAPITAL BANCORP, INC.
UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in Thousands, except per share data)

	SIX MONTHS ENDED

	JUNE 30, 2003	JUNE 30, 2002

Interest Income
Real Estate Loans	$18,562	$10,564
Other Loans	298	356
Investments	10,829	5,522

Total Interest Income	29,689	16,442
Interest Expense
Deposits	4,543	2,396
FHLB Advances	4,672	2,671
Repurchase Agreements	853	929
Trust Preferred Securities	904	779
Warehouse Line Advances	654	652

Total Interest Expense	11,626	7,427

Net Interest Income	18,063	9,015
Provision for Loan Losses	1,286	814

Net Interest Income after Provision for Loan Losses	16,777	8,201
Noninterest Income
Gain on Sale of Loans	1,546	1,886
Mortgage Banking Fees	360	259
Banking and Servicing Fees	578	136
Trust Fees	191	83
Bank-owned life insurance income	252	73
Securities Brokerage Fees	158	—
Gain on Sale of Securities	3,164	56

Total Noninterest Income	6,249	2,493

Noninterest Expenses
Compensation and Benefits	3,631	2,187
Severance	671	—
Non-Cash Stock Compensation	353	69
Occupancy	406	293
General Operating	2,135	1,483

Total G&A Expenses	7,196	4,032
Early Extinguishment of Debt	923	—

Total Noninterest Expenses	8,119	4,032

Income Before Taxes	14,907	6,662
Income Tax Expense	5,993	2,785

Net Income	$8,914	$3,877

	SIX MONTHS ENDED

	JUNE 30, 2003	JUNE 30, 2002

Operating Data
Performance Ratios and Other Data:
Earnings per share - Basic	$0.62	$0.43
Earnings per share - Diluted	0.59	0.41
Weighted average shares outstanding — Basic	14,444,004	8,934,107
Weighted average shares outstanding — Diluted	15,234,570	9,449,039
Return on average assets	1.58%	1.46%
Return on average stockholders’ equity	20.85	25.82
Interest rate spread	3.20	3.40
Net interest margin	3.34	3.54
Efficiency ratio	29.60	35.04
G&A to average assets	1.28	1.52
Effective tax rate	40.20	41.80
Total loan originations	$474,079	$368,275
Loans originations retained in portfolio	288,921	168,963
Average assets	1,128,219	530,788
Average interest-earning assets	1,082,965	509,575
Average interest-bearing liabilities	1,026,168	491,178
Average stockholders’ equity	85,517	30,034

9/11

COMMERCIAL CAPITAL BANCORP, INC.
UNAUDITED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
(Dollars in Thousands, except per share data)

	JUNE 30, 2003	MAR. 31, 2003	DEC. 31, 2002	SEPT. 30, 2002	JUNE 30, 2002

ASSETS
Cash and Bank Accounts	$2,218	$3,680	$3,408	$2,763	$5,058
Fed Funds	—	18,400	—	26,000	700
Securities
MBS - Held To Maturity	—	2,036	2,042	2,048	2,053
MBS - Available For Sale	581,106	444,754	307,932	236,115	226,007
Other Investments - Available For Sale	101	101	100	101	102

Total Securities	581,207	446,891	310,074	238,264	228,162
FHLB Stock	30,282	22,272	15,701	10,832	9,515
Loans Held for Investment
Single Family	3,239	3,855	4,134	4,425	5,242
Multifamily	610,202	496,627	399,928	341,555	283,634
Commercial Real Estate	78,620	65,630	57,858	49,152	36,910

Total Real Estate Loans	692,061	566,112	461,920	395,132	325,786
Business Loans	3,094	4,221	4,531	4,714	4,415
Business & Consumer Lines of Credit	6,185	5,986	5,386	8,864	5,430
Consumer Loans	79	61	129	58	68

Total Loans	701,419	576,380	471,966	408,768	335,699
Premiums on Loans Purchased	115	142	167	186	214
Unearned Net Loan Fees and Discounts	(577)	(353)	(231)	(119)	(96)
Allowance for Loan Losses	(4,002)	(3,325)	(2,716)	(2,358)	(1,921)

Total Loans Held for Investment, Net	696,955	572,844	469,186	406,477	333,896
Loans Held for Sale	54,890	76,994	18,338	40,914	45,028
Fixed Assets - net	1,023	933	976	915	466
Foreclosed Assets	—	—	—	—	—
Accrued Interest Receivable	5,622	4,612	3,543	3,189	2,942
Goodwill	13,035	13,035	13,035	13,035	13,014
Other Assets	26,589	13,218	15,208	10,570	10,335

TOTAL ASSETS	$1,411,821	$1,172,879	$849,469	$752,959	$649,116

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand Deposit	$9,916	$8,661	$6,905	$8,048	$6,302
Money Market	278,542	222,192	176,194	152,317	64,934
Savings	3,553	3,942	2,109	1,760	2,040

Total Transaction Deposits	292,011	234,795	185,208	162,125	73,276
Retail Time Deposits	189,433	135,198	109,029	147,906	159,847
Broker Time Deposits	48,123	38,052	18,042	18,042	23,042

Total Time Deposits	237,556	173,250	127,071	165,948	182,889

Total Deposits	529,567	408,045	312,279	328,073	256,165
Borrowings
FHLB Advances	606,733	408,097	289,139	213,432	172,974
Securities Sold Under Agreements to Repurchase	68,840	134,488	110,993	99,445	106,689
Trust Preferred Securities	35,000	35,000	35,000	35,000	35,000
Warehouse Lines of Credit	54,967	71,098	16,866	33,057	40,409

Total Borrowings	765,540	648,683	451,998	380,934	355,072
Other Liabilities	25,368	31,366	7,589	5,963	4,468

TOTAL LIABILITIES	1,320,475	1,088,094	771,866	714,970	615,705

STOCKHOLDERS’ EQUITY	91,346	84,785	77,603	37,989	33,411

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,411,821	$1,172,879	$849,469	$752,959	$649,116

	JUNE 30, 2003	MAR. 31, 2003	DEC. 31, 2002	SEPT. 30, 2002	JUNE 30, 2002

Operating Data
Performance Ratios and Other Data:
Equity to assets at end of period	6.47%	7.23%	9.14%	5.05%	5.15%
Tangible equity to assets at end of period	5.55	6.12	7.60	3.31	3.14
Nonperforming assets	$205	$225	$—	$—	$—
Net charge-offs	—	—	—	—	—
Allowance for loan losses to total loans held for investment at end of period	0.57%	0.58%	0.58%	0.58%	0.57%

Per Share Data
Common shares outstanding at end of period	14,637,864	14,354,858	13,978,858	8,964,868	8,964,868
Book value per share	$6.24	$5.91	$5.55	$4.24	$3.73
Tangible book value per share	5.35	5.00	4.62	2.78	2.28

10/11

COMMERCIAL CAPITAL BANCORP, INC.
UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in Thousands, except per share data)

	THREE MONTHS ENDED

	JUNE 30, 2003	MAR. 31, 2003	DEC. 31, 2002	SEPT. 30, 2002	JUNE 30, 2002

Interest Income
Real Estate Loans	$10,154	$8,408	$7,389	$6,551	$5,866
Other Loans	155	143	211	180	195
Investments	5,989	4,840	3,806	3,988	3,225

Total Interest Income	16,298	13,391	11,406	10,719	9,286
Interest Expense
Deposits	2,540	2,003	2,135	2,119	1,394
FHLB Advances	2,557	2,115	1,817	1,674	1,512
Repurchase Agreements	384	469	459	528	500
Trust Preferred Securities	448	456	503	513	520
Warehouse Line Advances	370	284	222	252	339

Total Interest Expense	6,299	5,327	5,136	5,086	4,265

Net Interest Income	9,999	8,064	6,270	5,633	5,021
Provision for Loan Losses	677	609	358	437	293

Net Interest Income after Provision for Loan Losses	9,322	7,455	5,912	5,196	4,728
Noninterest Income
Gain on Sale of Loans	571	975	1,595	1,096	1,118
Mortgage Banking Fees	285	75	53	127	67
Banking and Servicing Fees	383	195	159	109	58
Trust Fees	96	95	62	52	48
Bank-owned life insurance income	145	107	157	85	73
Securities Brokerage Fees	37	121	193	464	—
Gain on Sale of Securities	1,517	1,647	396	574	56

Total Noninterest Income	3,034	3,215	2,615	2,507	1,420
Noninterest Expenses
Compensation and Benefits	2,127	1,504	1,583	1,589	1,085
Severance	241	430	—	—	—
Non-Cash Stock Compensation	145	208	35	35	35
Occupancy	205	201	199	190	148
General Operating	1,085	1,050	904	1,061	902

Total G&A Expenses	3,803	3,393	2,721	2,875	2,170
Early Extinguishment of Debt	771	152	395	508	—

Total Noninterest Expenses	4,574	3,545	3,116	3,383	2,170

Income Before Taxes	7,782	7,125	5,411	4,320	3,978
Income Tax Expense	3,107	2,886	2,202	1,696	1,646

Net Income	$4,675	$4,239	$3,209	$2,624	$2,332

	THREE MONTHS ENDED

	JUNE 30, 2003	MAR. 31, 2003	DEC. 31, 2002	SEPT. 30, 2002	JUNE 30, 2002

Operating Data
Performance Ratios and Other Data:
Earnings per share - Basic	$0.32	$0.30	$0.33	$0.29	$0.26
Earnings per share - Diluted	0.30	0.28	0.31	0.27	0.24
Weighted average shares outstanding — Basic	14,565,512	14,321,146	9,623,732	8,964,868	8,950,628
Weighted average shares outstanding — Diluted	15,435,813	14,989,534	10,309,944	9,659,467	9,617,546
Return on average assets	1.48%	1.70%	1.59%	1.45%	1.54%
Return on average stockholders’ equity	21.08	20.60	29.03	29.19	29.94
Interest rate spread	3.17	3.23	3.22	3.22	3.36
Net interest margin	3.29	3.39	3.27	3.26	3.46
Efficiency ratio	29.18	30.08	30.62	35.32	33.69
G&A to average assets	1.21	1.36	1.35	1.59	1.44
Effective tax rate	39.93	40.51	40.69	39.26	41.38
Total loan originations	$207,128	$266,951	$200,258	$189,290	$179,126
Loans originations retained in portfolio	157,803	131,118	82,530	87,123	63,816
Average assets	1,259,882	996,555	805,901	721,753	604,586
Average interest-earning assets	1,215,768	950,162	767,719	690,965	579,968
Average interest-bearing liabilities	1,154,442	897,892	748,053	675,680	562,775
Average stockholders’ equity	88,729	82,305	44,217	35,959	31,151

11/11